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                                                           EXHIBIT 10.4


               AMENDMENT TO EMPLOYMENT AGREEMENT



      This Amendment to Employment Agreement (the "Amendment") is entered into as of April 25, 1995, by and between GREAT WESTERN FINANCIAL
CORPORATION, a Delaware corporation ("GWFC"), and JAMES F. MONTGOMERY ("Montgomery").

                         RECITALS

      A. This Amendment is made with reference to that certain Employment Agreement entered into as of December 19, 1989 (the "Employment Agreement"), by and between Montgomery and GWFC. The terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Employment Agreement.

      B. GWFC and Montgomery desire to amend the Employment Agreement as hereinafter set forth in order to (i) redefine the term of employment so that it will expire on December 28, 1995, unless terminated earlier in accordance with the provisions of the Employment Agreement, (ii) confirm the level of target bonus compensation under GWFC's Annual Incentive Compensation Plan, (iii) provide for accelerated exercisability of certain Stock Options, (iv) revise provisions for the vesting of shares of Restricted Stock, and (v) confirm the authorization of the grant of a Special Stock Option Grant for 300,000 shares to Montgomery.

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto hereby agree that the Employment Agreement is amended effective April 25, 1995, as follows:

                                AGREEMENT

      1. TERM. The term of the Employment Agreement will expire effective December 28, 1995. Montgomery hereby agrees that he will retire from GWFC and its wholly-owned subsidiary Great Western Bank, a Federal Savings Bank ("GWB"), effective December 28, 1995, but no sooner. Montgomery and GWFC hereby agree that they will announce, through the use of a jointly approved press release, that Montgomery will cease to be Chief Executive Officer of GWFC and GWB as of December 28, 1995. Such announcement also will be made at the 1995 Annual Stockholders Meeting of GWFC, which will occur on April 25, 1995.

      2. BONUS COMPENSATION. It is hereby confirmed by GWFC and Montgomery that bonus compensation for Montgomery for the calendar year 1995 will be determined and paid in accordance with the GWFC Annual Incentive Compensation Plan for Executive Officers, with a target bonus equal to 60% of base compensation as provided by the Plan. Any bonus that may be paid to Montgomery in accordance with such Plan will be paid on or before March 31, 1996.
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      3.   VESTING OF OUTSTANDING STOCK OPTIONS.  The stock options
previously granted to Montgomery covering an aggregate of 197,500 shares of GWFC Common Stock (except the Special Stock Option Award to be granted to Montgomery as described in Section 5 below) which are outstanding on and have not become exercisable by December 28, 1995, will become exercisable on that date. Montgomery may exercise any such options at any time thereafter until the earlier of (i) ten years after the initial grant date of each option or (ii) two years following the later of the termination of Montgomery's services as a member of the Board of Directors or as a consultant under the Consulting Agreement of even date herewith (the "Consulting Agreement").

      4. VESTING OF RESTRICTED STOCK. The 175,000 shares of Restricted Stock heretofore granted to Montgomery will vest in accordance with the terms of the related Restricted Stock Award Agreement during the term of the Consulting Agreement. At December 31, 2000, any shares of Restricted Stock which have not theretofore vested will vest, provided Montgomery has continued to provide services to GWFC in accordance with the terms of the Consulting Agreement until that date (or, in the event of a termination described in Section 8 of the Consulting Agreement, until the date of such termination).

      5. SPECIAL STOCK OPTION GRANT. On April 25, 1995, the Compensation Committee of the Board (the "Committee") shall grant to Montgomery, under the terms of the GWFC 1988 Stock Option and Incentive Plan, as amended (the "1988 Plan"), a Special Stock Option covering 300,000 shares of its Common Stock, the exercise price of which shall be the closing price for the Common Stock on such date (the "Special Option"). The Special Option will become exercisable at the rate of 25% per year commencing April 25, 1996, and, once exercisable, the option may be exercised at any time thereafter until the first to occur of (i) April 24, 2005, or (ii) a termination for cause of services (A) under the Employment Agreement or the Consulting Agreement and
(B) as a director, or (iii) if the Consulting Agreement is terminated or deemed terminated under Section 8 thereof or the Employment Agreement is terminated or deemed terminated under Section 6 thereof, two years after the Consulting Agreement would have otherwise terminated, until which assumed date of termination the Special Option shall continue to vest as provided therein, or (iv) two years after a termination of such services for any other reason (except that the Special Option shall be exercisable only to the extent exercisable on the date of a termination by reason of death or Disability (as defined in the Consulting Agreement) or a termination of such services by Montgomery (other than a termination described in clause (iii) above)). The Special Option will include such other provisions not inconsistent herewith as are set forth in GWFC's standard form of Non-Qualified Stock Option Agreement under the 1988 Plan, in the form previously approved by the Committee, with appropriate modifications to reflect the foregoing terms.
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      6.   RETIREE BENEFITS.  Commencing December 29, 1995, Montgomery will be eligible to participate in benefit programs available to retired executive officers of GWFC (based, where applicable, on his position as the former Chief Executive Officer of GWFC), in accordance with the terms of such benefits programs as they may from time to time be in effect, including, but not limited to, any retiree medical insurance plans and any similar plans or programs for which he is eligible (collectively, "Retiree Benefits").

      Notwithstanding the foregoing, commencing December 29, 1995 no further benefits shall accrue under any GWFC or GWB plan qualified under Section 401(a) of the Internal Revenue Code or under the Great Western Supplemental Executive Retirement Plan (the "SERP") or under other plans covering active (as distinguished from retired) executive officers and/or employees. No benefits shall commence under the Great Western Retirement Plan (the "Retirement Plan") until Montgomery ceases to perform services for GWFC and GWB or such earlier date as GWFC in its sole discretion (consistent with applicable qualification and other requirements) may permit. Commencing as of January 1, 1996, Montgomery shall be entitled to receive payments under the SERP and, until Montgomery's benefits under the Retirement Plan actually commence, the amount of the SERP benefit shall be determined without the offset for benefits payable under the Retirement Plan. Benefits to Montgomery under the SERP shall be calculated according to the SERP provisions in effect as of December 28, 1995, including amendments made on April 10, 1995 (to change the formula base from (in effect) the highest three consecutive of the last five years to the highest three of the last five years), provided that Montgomery shall not be adversely affected by any changes made between the date hereof and December 29, 1995 or (with respect to any then accrued and vested benefits) by any changes thereafter. Notwithstanding anything contained herein to the contrary, benefits payable to Montgomery under the SERP, the Retirement Plan and any other plan maintained by GWFC or GWB shall be subject to any applicable qualified domestic relations order.

      7. OTHER TERMS REMAIN IN FULL FORCE AND EFFECT. Except as amended hereby, all the terms and provisions of the Employment Agreement will remain in full force and effect through and including December 28, 1995; provided that if the Employment Agreement is terminated by action of GWFC in accordance with its terms on or before December 28, 1995 (A) the term of the Employment Agreement shall be deemed to expire December 31, 1997, (B) this Amendment and the Consulting Agreement and all benefits provided or contemplated hereby or thereby shall be deemed rescinded without further action, except that the Special Option shall not be rescinded but shall remain subject to the terms of Section 5 hereof (without regard to this clause (B)), (C) Montgomery will be entitled to all amounts payable by reason of such termination under the Employment Agreement (without regard to this Amendment), except that the exercisability of the Special Option shall not be accelerated under the Employment Agreement or otherwise, and
(D) to the extent any payments or benefits have been paid hereunder, they shall be offset against payments or benefits due or payable under the Employment Agreement. Unless this Amendment is rescinded by reason of the proviso in the preceding sentence, the provisions of Sections 2 through 6 of this Amendment shall survive the term of the Employment Agreement set forth in Section 1 of this Amendment.

      IN WITNESS WHEREOF, the GWFC and Montgomery have executed this Amendment to Employment Agreement as of the date first above written.

                  GREAT WESTERN FINANCIAL CORPORATION



                  By:

                  Title:



                  OFFICER




                        James F. Montgomery




APPROVED BY:




Chairman of the Compensation
Committee of the Board of Directors



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                          AMENDMENT

                             TO

                    EMPLOYMENT AGREEMENT



                       BY AND BETWEEN



             GREAT WESTERN FINANCIAL CORPORATION

                   A DELAWARE CORPORATION,


                             AND


                     JAMES F. MONTGOMERY


                 DATED AS OF APRIL 25, 1995